Exhibit 10.3

FORM OF

EMPLOYEE MATTERS AGREEMENT

by and between

DOVER CORPORATION

and

KNOWLES CORPORATION

Dated as of [    ], [            ]

EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT (this “Agreement”), is entered into as of [            ], by and between Dover Corporation, a Delaware corporation (“Dover”), and Knowles Corporation, a Delaware corporation (“Knowles” and together with Dover, the “Parties” and each a “Party”).

WHEREAS, the board of directors of Dover has determined that it is in the best interests of Dover and its shareholders to create a new publicly traded company which shall operate the Knowles Business;

WHEREAS, in furtherance thereof Dover and Knowles have entered into that certain Separation and Distribution Agreement dated [            ] (the “Separation Agreement”); and

WHEREAS, as contemplated by the Separation Agreement, Dover and Knowles desire to enter into this Agreement to provide for the allocation of Assets, Liabilities, and responsibilities with respect to certain matters relating to employees (including employee compensation and benefit plans and programs) between them.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Separation Agreement. For purposes of this Agreement the following terms shall have the following meanings:

1.1 “Adjusted Dover Option” shall have the meaning set forth in Section 5.2(a).

1.2 “Adjusted Dover RSU” shall have the meaning set forth in Section 5.3(a).

1.3 “Adjusted Stock Appreciation Right” shall have the meaning set forth in Section 5.2(a).

1.4 “Assets” shall have the meaning set forth in the Separation Agreement.

1.5 “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608.

1.6 “Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law. Reference to a specific Code provision also includes any proposed, temporary, or final regulation in force under that provision.

1.7 “Distribution Date” shall have the meaning set forth in the Separation Agreement.

1.8 “Dover 401(k) Plan” means the Dover Corporation Retirement Savings Plan.

1.9 “Dover Deferred Compensation Plan” means the Dover Corporation Deferred Compensation Plan, as amended and restated as of January 1, 2009.

1.10 “Dover Employee” means (i) any individual who, as of the applicable date of determination, is either actively employed by or then on a leave of absence from any member of the Dover Group (including maternity, paternity, family, sick, short-term or long-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves), but does not include any Knowles Employee or (ii) any individual who is deemed to be a Dover Employee pursuant to Section 2.3 of this Agreement.

1.11 “Dover Equity-Based Plans” means the 2012 Equity and Cash Incentive Plan, the 2005 Equity and Cash Incentive Plan, and the 1995 Incentive Stock Options Plan, each as amended from time to time.

1.12 “Dover Group” shall have the meaning set forth in the Separation Agreement.

1.13 “Dover Participant” means any individual who is a Dover Employee, a Former Dover Employee or a beneficiary, dependent, alternate payee or other person participating in a Dover Plan in respect of either of the foregoing.

1.14 “Dover Pension Replacement Plan” means the Dover Corporation Pension Replacement Plan, as amended and restated as of January 1, 2010.

1.15 “Dover Ratio” shall have the meaning set forth in Section 5.2(a)(i).

1.16 “Dover U.S. Pension Plan” means the Dover Corporation Pension Plan, a United States defined benefit pension plan.

1.17 “Effective Time” means 11:59 p.m., New York City, New York time, on the Distribution Date.

1.18 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary, or final regulation in force under that provision.

1.19 “Former Dover Employee” means, as of the applicable date of determination, any individual whose employment with either Party or any of its respective Subsidiaries and Affiliates terminated for any reason before such applicable date, other than a Former Knowles Employee.

1.20 “Former Employee” means any individual who is a Former Dover Employee or a Former Knowles Employee.

1.21 “Former Knowles Employee” means, as of the applicable date of determination, any individual whose employment with either Party or any of its respective Subsidiaries and Affiliates terminated for any reason before such applicable date, and who primarily worked for a Knowles Business at the time of his or her termination of employment.

1.22 “Health and Welfare Plans,” when immediately preceded by “Dover,” means the health and welfare plans established and sponsored by any member of the Dover Group, and when immediately preceded by “Knowles,” means the health and welfare plans sponsored and maintained by any member of the Knowles Group before or after the Plan Separation Date, in each case excluding any governmental plans.

1.23 “HIPAA” means the health insurance portability and accountability requirements for “group health plans” under the Health Insurance Portability and Accountability Act of 1996, as amended.

1.24 “Incentive Stock Option” means an option which qualifies as an incentive stock option under the provisions of Section 422 of the Code.

1.25 “Individual Agreement” means an individual employment Contract entered into between a member of the Dover Group and a Knowles Employee.

1.26 “Knowles 401(k) Plan” means the Knowles Corporation 401(k) Plan, a tax-qualified 401(k) defined contribution savings plan to be established by a member of the Knowles Group prior to the Plan Separation Date.

1.27 “Knowles Employee” means (i) any individual who, as of the applicable date of determination, is either actively employed by or then on a leave of absence from any member of the Knowles Group (including maternity, paternity, family, sick, short-term or long-term disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) or (ii) any individual who is deemed to be a Knowles Employee pursuant to Section 2.2 of this Agreement.

1.28 “Knowles Group” shall have the meaning set forth in the Separation Agreement.

1.29 “Knowles Long Term Incentive Plan” means the Knowles Corporation 2014 Equity and Cash Incentive Plan adopted by Knowles prior to the Effective Time.

1.30 “Knowles Participant” means any individual who is a Knowles Employee, a Former Knowles Employee or a beneficiary, dependent, alternate payee or other person participating in a Knowles Plan in respect of either of the foregoing.

1.31 “Knowles Ratio” shall have the meaning set forth in Section 5.2(b)(i).

1.32 “Liabilities” shall have the meaning set forth in the Separation Agreement.

1.33 “Local Agreement” means any local transfer agreement that provides for the transfer of Assets and the assumption of Liabilities relating to, arising out of or resulting from the transactions contemplated by the Separation Agreement.

1.34 “Option” when immediately preceded by “Dover,” means an option (either nonqualified or an Incentive Stock Option) to purchase shares of Dover Common Stock pursuant to a Dover Equity-Based Plan and, when immediately preceded by “Knowles,” means an option to purchase shares of Knowles Common Stock, which option is granted pursuant to the Knowles Long Term Incentive Plan as set forth in Section 5.2.

1.35 “Participating Company” means (a) Dover, (b) any Person (other than an individual) that Dover has approved for participation in, and which is a participating employer in, a Plan and (c) any Person (other than an individual) which, by the terms of such a Plan, is a participating employer in such Plan.

1.36 “Plan,” when immediately preceded by “Dover,” means any plan, policy, program, payroll practice, on-going arrangement, Contract, trust, insurance policy or other agreement or funding vehicle (including a Health and Welfare Plan) for which the eligible classes of participants include employees or former employees (and their eligible dependents) of a member of the Dover Group or, prior to the Plan Separation Date only, a member of the Knowles Group, and when immediately preceded by “Knowles,” means any plan, policy, program, payroll practice, on-going arrangement, Contract, trust, insurance policy or other agreement or funding vehicle (including a Health and Welfare Plan) for which the eligible classes of participants are limited to employees or former employees (and their eligible dependents) of members of the Knowles Group.

1.37 “Plan Separation Date” means December 31, 2013, or such other date as determined by Dover.

1.38 “Post-Distribution Price” with respect to a share of common stock, means the average closing price for such common stock for the five (5) consecutive trading days immediately following the Distribution Date.

1.39 “Pre-Distribution Price” with respect to a share of common stock, means the average closing price for such common stock trading on the “regular way” basis on the New York Stock Exchange for the five (5) consecutive trading days immediately preceding (and including) the Distribution Date.

1.40 “Restricted Stock Unit,” when immediately preceded by “Dover,” means a unit granted or provided by Dover pursuant to a Dover Equity-Based Plan or the Dover Deferred Compensation Plan, representing a general unsecured promise by Dover to deliver a share (or cash in respect of a share) of Dover Common Stock, and when immediately preceded by “Knowles,” means a unit granted by Knowles representing a general unsecured promise by Knowles to deliver a share of Knowles Common Stock, which unit is granted pursuant to the Knowles Long Term Incentive Plan as set forth in Section 5.3.

1.41 “Stock Appreciation Right,” when immediately preceded by “Dover,” means a right to receive a payment in shares of Dover Common Stock equal in value to the increase in value in shares of Dover Common Stock over a designated strike price pursuant to a Dover Equity-Based Plan and, when immediately preceded by “Knowles,” means a right to receive a payment in shares of Knowles Common Stock equal in value to the increase in value in shares of Knowles Common Stock over a designated strike price, which right is granted pursuant to the Knowles Long Term Incentive Plan as set forth in Section 5.2.

ARTICLE II

TRANSFER OF KNOWLES EMPLOYEES; GENERAL PRINCIPLES

2.1 In General. All provisions herein shall be subject to the requirements of all applicable Law and any collective bargaining, works council or similar Contract or arrangement with any labor union. The provisions of this Agreement shall apply in respect of all jurisdictions wherever situated in accordance with applicable Law. Notwithstanding the immediately preceding sentence, to the extent the provisions of this Agreement conflict with the provisions of a Local Agreement or, in respect of jurisdictions outside of the United States, with the terms of an offer letter or other Contract entered into with a Knowles Employee or a Dover Employee, the terms of such Local Agreement, offer letter or other Contract shall govern.

2.2 Transfer of Employment of Certain Knowles Employees. Dover and Knowles will use reasonable efforts to cause the employment of any individual who Dover designates as a Knowles Employee and who is not employed by the Knowles Group as of the Plan Separation Date to be transferred to the Knowles Group prior to the Effective Time. Each such individual shall be deemed to be a Knowles Employee and the Parties shall use their reasonable efforts to effect the provisions of this Agreement with respect to the compensation and benefits of such individuals following such transfer.

2.3 Transfer of Employment of Certain Dover Employees. Dover and Knowles will use reasonable efforts to cause the employment of any individual who Dover designates as a Dover Employee and who is not employed by the Dover Group as of the Plan Separation Date to be transferred to the Dover Group prior to the Effective Time. Each such individual shall be deemed to be a Dover Employee and the Parties shall use their reasonable efforts to effect the provisions of this Agreement with respect to the compensation and benefits of such individuals following such transfer.

2.4 Assumption and Retention of Liabilities.

(a) Dover and Knowles intend that employment-related Liabilities associated with Knowles Participants are to be assumed by Knowles or another member of the Knowles Group, except as specifically set forth herein. Except as expressly provided in this Agreement, as of the Effective Time, Knowles or another member of the Knowles Group hereby retains or assumes and agrees to pay, perform, fulfill, and discharge (i) all Liabilities arising under or related to Knowles Plans, (ii) all employment or service-related Liabilities with respect to (A) all Knowles Participants as of the Effective Time and (B) any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment or similar relationship primarily connected to a member of the Knowles Group, (iii) all Liabilities retained or assumed by Knowles or a member of the Knowles Group pursuant to the terms of the Local Agreements and (iv) all Liabilities expressly transferred to a member of the Knowles Group under this Agreement.

(b) Dover and Knowles intend that employment-related Liabilities associated with Dover Participants are to be assumed by Dover or another member of the Dover Group, except as specifically set forth herein. Except as expressly provided in this Agreement, as of the Effective Time, Dover or another member of the Dover Group hereby retains or assumes and agrees to pay, perform, fulfill, and discharge (i) all Liabilities arising under or related to Dover Plans, (ii) all employment or service-related Liabilities with respect to (A) all Dover Participants as of the Effective Time and (B) any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment or similar relationship primarily connected to a member of the Dover Group, (iii) all Liabilities retained or assumed by Dover or a member of the Dover Group pursuant to the terms of the Local Agreements and (iv) all Liabilities expressly transferred to a member of the Dover Group under this Agreement.

(c) All Liabilities retained or assumed by or allocated to (i) Knowles or any member of the Knowles Group pursuant to this Agreement shall be deemed to be Knowles Liabilities for purposes of Article VIII (and related sections) of the Separation Agreement and (ii) Dover or any member of the Dover Group pursuant to this Agreement shall be deemed to be Dover Liabilities for purposes of Article VIII (and related sections) of the Separation Agreement.

2.5 Assumption of Employee Liabilities. Knowles shall assume and be solely responsible for the administration of severance, indemnity or other termination pay or other similar benefits in accordance with the terms and conditions of the applicable severance plan or policy in effect as of the date of the applicable termination of employment (i) relating to or resulting from (A) the Knowles Group’s failure to offer employment to any Knowles Employee (or failure to continue the employment of any Knowles Employee following the Plan Separation Date), (B) the Knowles Group’s failure to offer or continue employment on terms and conditions which would preclude any claims of constructive dismissal or similar claims under any applicable Law or (C) any failure by the Knowles Group to comply with the terms of this Agreement prior to the Effective Date or (ii) where such severance, indemnity or termination pay or other benefits are required to be paid under applicable Law or a Plan upon the applicable date of the employee’s transfer without regard to such terms and conditions or such continuation of employment.

2.6 Cessation as Participating Companies. Effective as of the Plan Separation Date, (i) each member of the Knowles Group shall have ceased to be Participating Companies in any Dover Plan, (ii) each member of the Dover Group shall have ceased to be Participating Companies in any Knowles Plan and (iii) Dover and Knowles shall have taken all necessary action to effectuate such cessations as Participating Companies.

2.7 No Duplication of Benefits; Service and Other Credit. Dover and Knowles shall have adopted, or caused to have been adopted, all reasonable and necessary amendments and procedures to prevent Knowles Participants from receiving duplicative benefits from the Dover Plans and the Knowles Plans. With respect to Knowles Participants, each Knowles Plan shall provide that for purposes of determining eligibility to participate, vesting, and entitlement to benefits (but not for accrual of pension benefits under any defined benefit pension plan), service prior to the Plan Separation Date with a member of the Dover Group shall be treated as service with a member of the Knowles Group. The Parties shall use their reasonable efforts so that such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations under any Knowles Plan. Each Knowles Plan shall, to the extent practicable, waive pre-existing condition limitations with respect to Knowles Participants. Knowles shall use reasonable efforts to honor any deductible, co-payment and out-of-pocket maximums incurred by the Knowles Participants under the Dover Plans in which they participated immediately prior to the Plan Separation Date, if any, in satisfying any deductibles, co-payments or out-of-pocket maximums under the Knowles Plans in which they are eligible to participate after the Plan Separation Date in the same plan year in which any such deductibles, co-payments or out-of-pocket maximums were incurred.

2.8 Reimbursements. From time to time after the Effective Time, the Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are made, pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates.

2.9 Labor Relations. To the extent required by applicable Law or any Contract or arrangement with a labor union, works council or similar employee organization, Knowles shall provide notice, engage in consultation and take any similar action which may be required on its part in connection with the Distribution and shall fully indemnify each member of the Dover Group against any Liabilities arising from its failure to comply with such requirements.

ARTICLE III

DEFINED CONTRIBUTION, DEFINED BENEFIT AND NON-QUALIFIED DEFERRED

COMPENSATION PLANS IN THE UNITED STATES

3.1 Defined Contribution Plan.

(a) Establishment of Plan and Trust. Prior to the Plan Separation Date, Dover and Knowles shall have adopted, or caused to have been adopted, the Knowles 401(k) Plan and any trust agreements or other plan documents reasonably necessary and shall have caused trustees to be appointed for such plan.

(b) Assumption of Liabilities and Transfer of Assets. In accordance with applicable Law, Dover and Knowles shall have caused, in the manner described herein, the accounts under the Dover 401(k) Plan of each Knowles Employee to be transferred to the Knowles 401(k) Plan as of the Plan Separation Date or as soon as practicable thereafter. As of the Plan Separation Date: (i) Dover shall have used reasonable efforts to cause the accounts (including any outstanding loan balances) of each Knowles Employee as of such date and in the Dover 401(k) Plan to be transferred to the Knowles 401(k) Plan and its related trust; (ii) the Knowles 401(k) Plan shall have used reasonable efforts to assume and be solely responsible for all Liabilities under the

Knowles 401(k) Plan relating to the accounts that are so transferred as of the time of such transfer; and (iii) Knowles shall have used reasonable efforts to cause such transferred accounts to be accepted by the Knowles 401(k) Plan and its related trust and shall have caused the Knowles 401(k) Plan to satisfy all protected benefit requirements under the Code and applicable Law with respect to the transferred accounts.

(c) Service Credit. In determining whether a Knowles Employee is vested in his or her account under the Knowles 401(k) Plan, the Knowles 401(k) Plan shall have credited each Knowles Employee with all the individual’s service credited under the Dover 401(k) Plan.

(d) Employer Securities. Dover and Knowles each presently intend to preserve the right of Dover Participants and Knowles Participants to receive distributions in kind of employer securities from, respectively, the Dover 401(k) Plan and the Knowles 401(k) Plan, if, and to the extent, investments under such plans are comprised of Knowles Common Stock or Dover Common Stock; provided, that, Dover shall cause the Dover 401(k) Plan to provide that, no later than eighteen (18) months following the Distribution Date, the Dover 401(k) Plan shall hold no separate investment fund comprised of Knowles Common Stock and Knowles shall cause the Knowles 401(k) Plan to provide that, no later than eighteen (18) months following the Distribution Date, the Knowles 401(k) Plan shall not hold a separate investment fund comprised of Dover Common Stock. Each of Knowles and Dover shall authorize the appropriate plan fiduciary to determine, in its discretion, the extent to which and when Dover Common Stock (in the case of the Knowles 401(k) Plan) and Knowles Common Stock (in the case of the Dover 401(k) Plan) shall cease to be investment alternatives thereunder.

3.2 U.S. Defined Benefit Pension Plan. Dover shall retain and be solely responsible for all Liabilities and obligations with respect to Knowles Participants under the Dover U.S. Pension Plan, and accordingly there shall be no transfer of Assets or Liabilities among Dover, Knowles, any of their Affiliates or their respective plans in respect of the Dover U.S. Pension Plan. No Knowles Participant shall accrue any additional benefits under the Dover U.S. Pension Plan following the Plan Separation Date. Effective as of the Plan Separation Date, each Knowles Participant who participates in the Dover U.S. Pension Plan shall become 100% vested in all benefits provided under such plan.

3.3 Non-Qualified Deferred Compensation Plans. No Knowles Participant shall accrue any additional benefits under the Dover Pension Replacement Plan or defer any compensation under the Dover Deferred Compensation Plan, in each case, attributable to services performed on or after January 1, 2014. For the avoidance of doubt, the account balance of each Knowles Participant under the Dover Deferred Compensation Plan shall continue to change based on the Knowles Participant’s individual investment elections. Effective as of the Plan Separation Date, Knowles shall assume all Dover Pension Replacement Plan Liabilities and the Dover Deferred Compensation Plan Liabilities with respect to each Knowles Employee who participates in such plans. The treatment of benefits under each nonqualified deferred compensation plan shall comply with Section 409A of the Code, to the extent subject thereto.

ARTICLE IV

HEALTH AND WELFARE PLANS

4.1 Cessation of Participation in Dover Health and Welfare Plans. Prior to the Plan Separation Date, Dover shall have caused Knowles to establish Knowles Health and Welfare Plans which generally correspond to the Dover Health and Welfare Plans which provide group health, life, dental, accidental death and dismemberment, health care reimbursements, dependent care assistance and disability benefits in which certain Knowles Participants participated immediately prior to the Plan Separation Date. As of the Plan Separation Date, such Knowles Participants shall have ceased to participate in the Dover Health and Welfare Plans in which they participated and shall have commenced participation in the corresponding Knowles Health and Welfare Plan. Knowles shall have caused those Knowles Participants who participate in Dover Health and Welfare Plans immediately before the Plan Separation Date to be automatically enrolled as of the Plan Separation Date in Knowles Health and Welfare Plans corresponding to the Dover Health and Welfare Plans in which such Knowles Participants participated immediately before the Plan Separation Date. The transfer of employment from a member of the Dover Group to a member of the Knowles Group prior to or as of the Effective Time shall not be treated as a “status change” with respect to any Knowles Employee under the Dover Health and Welfare Plans or the Knowles Health and Welfare Plans.

4.2 Allocation of Health and Welfare Plan Liabilities.

(a) Except as set forth in Section 4.2(b), Dover shall retain and be solely responsible for all outstanding Liabilities relating to, arising out of, or resulting from health and welfare coverage or claims incurred by Knowles Participants under the Dover Health and Welfare Plans on or before the Plan Separation Date.

(b) Knowles shall assume and be solely responsible for any outstanding Liabilities relating to, arising out of, or resulting from short-term disability coverage for Knowles Participants under the Dover Health and Welfare Plans on or before the Plan Separation Date.

4.3 Flexible Spending Plan Treatment in the United States. Prior to the Plan Separation Date, Dover shall have caused Knowles to establish a dependent care spending account and a medical care spending account under a cafeteria plan meeting the requirements of Section 125 of the Code (the “Knowles FSAs”) effective as of the Plan Separation Date, which Knowles FSAs have terms that are substantially identical to the analogous Dover cafeteria plan, dependent care and medical care flexible spending accounts (the “Dover FSAs”) as in effect immediately prior to the Plan Separation Date. Knowles and Dover shall have taken all steps necessary or appropriate so that the account balances (if any) under the Dover FSAs of each Knowles Employee who elected to participate therein shall have been transferred, as soon as practicable after the Plan Separation Date from the Dover FSAs to the corresponding Knowles FSAs. The Knowles FSAs shall have assumed responsibility as of the Plan Separation Date for all outstanding dependent care and medical care claims under the Dover FSAs of each Knowles Employee and shall have assumed and agreed to perform the obligations from and after the Plan Separation Date. Knowles shall have taken all steps necessary or appropriate so that the contribution elections of each such Knowles Employee as in effect immediately before the Plan Separation Date (if any) remain in effect under the Knowles FSAs following the Plan Separation Date. As soon as practicable after the Plan Separation Date, Dover shall have transferred to Knowles an amount equal to the total contributions made to the Dover FSAs by Knowles Employees in respect of the plan year in which the Effective Time occurs, reduced by an amount equal to the total claims already paid to Knowles in respect of such plan year, if any. From and after the Plan Separation Date, Dover shall provide Knowles with such information such entity may reasonably request to enable it to verify any claims information pertaining to a Dover FSA.

4.4 Workers’ Compensation Liabilities. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by Knowles Employees or Former Knowles Employees that result from an accident or from an occupational disease which is incurred or becomes manifest, as the case may be, on or before the Effective Time and while such individual was employed by either Party or its respective Affiliates or Subsidiaries shall be assumed, or retained as the case may be, by Knowles as of the Effective Time. Each member of the Knowles Group shall also be solely responsible for all workers’ compensation Liabilities relating to, arising out of, or resulting from any claim incurred for a compensable injury sustained by a Knowles Employee or Former Knowles Employee that results from an accident or from an occupational disease which is incurred or becomes manifest, as the case may be, after the Effective Time. Each member of the Dover Group and the Knowles Group shall cooperate with respect to any notification to appropriate governmental agencies of the disposition and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

4.5 Payroll Taxes and Reporting. Dover and Knowles shall, to the extent practicable, (i) treat Knowles (or a member of the Knowles Group designated by Knowles) as a “successor employer” and Dover (or the appropriate member of the Dover Group) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Knowles Employees for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each Knowles Employee for the year in which the Effective Time occurs. Without limiting in any manner the obligations and Liabilities of the Parties under the Tax Matters Agreement, each member of the Dover Group and each member of the Knowles Group shall each bear its responsibility for payroll Tax obligations and for the proper reporting to the appropriate Governmental Entities of compensation earned by their respective employees after the Effective Time, including compensation related to the exercise of Options or the vesting or exercise of other equity awards.

4.6 COBRA and HIPAA Compliance in the United States. As of the Plan Separation Date, Knowles shall have assumed and be responsible for administering compliance with the health care continuation requirements of COBRA and the certificate of creditable coverage requirements of HIPAA, in accordance with the provisions of the Knowles Health and Welfare Plans, with respect to Knowles Participants who incurred a COBRA qualifying event or loss of coverage under the Dover Health and Welfare Plans at any time on or before the Plan Separation Date. Knowles shall also be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Knowles Health and Welfare Plans with respect to Knowles Employees and their covered dependents who incur a COBRA qualifying event or loss of coverage under the Knowles Health and Welfare Plans at any time after the Plan Separation Date.

4.7 Vacation and Paid Time Off. As of the Plan Separation Date, the applicable member of the Knowles Group shall have credited each Knowles Employee with the unused vacation days and personal and sickness days that such individual has accrued immediately prior to the Plan Separation Date (not previously paid or required to be paid) in accordance with the vacation and personnel policies applicable to such employee immediately prior to the Plan Separation Date.

ARTICLE V

INCENTIVE COMPENSATION, EQUITY COMPENSATION AND OTHER BENEFITS

5.1 Cash-Based Incentives.

(a) Annual Cash Incentives and Commissions. At the regularly scheduled payment date, Knowles shall pay each Knowles Employee, and Dover shall pay each Dover Employee, who is participating in an annual cash incentive bonus or commission program of a member of the Dover Group such Knowles Employee’s and such Dover Employee’s (as applicable) annual incentive bonus or commission under the applicable plan, based on actual performance for 2013.

(b) 2013 Long-term Cash Incentives. At the regularly scheduled payment date, Knowles shall pay each Knowles Employee, and Dover shall pay each Dover Employee, who is participating in Dover’s long-term cash incentive program that relates to a performance period ending on or before December 31, 2013 such Knowles Employee’s and such Dover Employee’s (as applicable) incentive award under such program, based on actual performance.

(c) Long-term Cash Incentives. Each Dover long-term cash incentive award that is held by a Knowles Employee with a performance period that extends beyond the Effective Time will be canceled and forfeited as of the Effective Time.

5.2 Stock Options and Stock Appreciation Rights.

(a) Dover Options and Stock Appreciation Rights. Each Dover Option and Dover Stock Appreciation Right that is outstanding immediately prior to the Effective Time and that is held by a Dover Employee or a Former Employee shall be adjusted as of the Effective Time (and shall thereafter be referred to as an “Adjusted Dover Option” or “Adjusted Stock Appreciation Right”) as follows:

(i) The number of shares of Dover Common Stock subject to each Adjusted Dover Option and each Adjusted Stock Appreciation Right shall be equal to the product (rounded down to the nearest whole share on an aggregated basis) of (A) the number of shares of Dover Common Stock subject to the corresponding Dover Option or Dover Stock Appreciation Right immediately prior to the Effective Time and (B) a fraction, the numerator of which is the Pre-Distribution Price of a share of Dover Common Stock and the denominator which is the Post-Distribution Price of a share of Dover Common Stock (such fraction, the “Dover Ratio”).

(ii) The exercise price per share for each Adjusted Dover Option and the base price per share for each Adjusted Stock Appreciation Right shall be equal to (rounded up to the nearest whole cent) (A) the exercise price or base price (as the case may be) of the corresponding Dover Option or Dover Stock Appreciation Right immediately prior to the Effective Time divided by (B) the Dover Ratio.

(iii) Each Adjusted Dover Option and Adjusted Stock Appreciation Right shall otherwise be subject to the same terms, vesting conditions, exercise procedures, expiration dates and termination provisions and other terms and conditions as were in effect immediately prior to the Effective Time for the corresponding Dover Option and Dover Stock Appreciation Right.

(b) Knowles Options and Stock Appreciation Rights. Each Dover Option and Dover Stock Appreciation Right that is outstanding immediately prior to the Effective Time and that is held by a Knowles Employee shall, as of the Effective Time, be cancelled and immediately replaced with a Knowles Option or a Knowles Stock Appreciation Right (as applicable) as follows:

(i) The number of shares of Knowles Common Stock subject to each Knowles Option and each Knowles Stock Appreciation Right shall be equal to the product (rounded down to the nearest whole share on an aggregated basis) of (A) the number of shares of Dover Common Stock subject to the corresponding Dover Option or Dover Stock Appreciation Right immediately prior to the Effective Time and (B) a fraction, the numerator of which is the Pre-Distribution Price of a share of Dover Common Stock and the denominator of which is the Post-Distribution Price of a share of Knowles Common Stock (such fraction, the “Knowles Ratio”).

(ii) The exercise price per share for each Knowles Option and base price per share for each Knowles Stock Appreciation Right shall be equal to (rounded up to the nearest whole cent) (A) the exercise price or base price (as the case may be) of the corresponding Dover Option or Dover Stock Appreciation Right immediately prior to the Effective Time divided by (B) the Knowles Ratio.

(iii) Each Knowles Option and Knowles Stock Appreciation Right shall otherwise be subject to the same terms, vesting conditions, exercise procedures, expiration dates and termination provisions and other terms and conditions as were in effect immediately prior to the Effective Time for the corresponding Dover Option and Dover Stock Appreciation Right. With respect to each Knowles Option and Knowles Stock Appreciation Right, Knowles shall give each Knowles Employee full service credit for such Knowles Employee’s service with either Party or any of its respective Subsidiaries or Affiliates prior to the Effective Time to the same extent such service was recognized with respect to the corresponding Dover Option or Dover Stock Appreciation Right immediately prior to the Effective Time.

5.3 Restricted Stock Units.

(a) Dover Restricted Stock Units. Each Dover Restricted Stock Unit that is outstanding immediately prior to the Effective Time and that is held by a Dover Employee, a Former Employee or a non-employee director shall be adjusted as of the Effective Time (and shall thereafter be referred to as an “Adjusted Dover RSU”) as follows:

(i) the number of shares of Dover Common Stock subject to each Adjusted Dover RSU shall be equal to the product (rounded down to the nearest whole share on an aggregated basis) of (A) the number of shares of Dover Common Stock subject to the corresponding Dover Restricted Stock Unit immediately prior to the Effective Time and (B) the Dover Ratio.

(ii) Each Adjusted Dover RSU shall be subject to the same terms, vesting conditions, issuance dates and method of distribution and other terms and conditions as were in effect immediately prior to the Effective Time for the corresponding Dover Restricted Stock Unit.

(iii) Notwithstanding the foregoing, the Compensation Committee of the Dover Board of Directors shall adjust the performance-vesting requirements for any performance-based Adjusted Dover RSUs, in order to reflect the impact of the Distribution upon the performance goals previously established for such units or awards.

(b) Knowles Restricted Stock Units. Each Dover Restricted Stock Unit that is outstanding immediately prior to the Effective Time and that is held by a Knowles Employee shall, as of the Effective Time, be cancelled and immediately replaced with a Knowles Restricted Stock Unit, as follows:

(i) The number of shares of Knowles Common Stock subject to each Knowles Restricted Stock Unit shall be equal to the product (rounded down to the nearest whole share on an aggregated basis) of (A) the number of shares of Dover Common Stock subject to the corresponding Dover Restricted Stock Unit immediately prior to the Effective Time and (B) the Knowles Ratio.

(ii) With respect to any performance-based Dover Restricted Stock Units that relate to a performance period ending after the Effective Time, such Dover Restricted Stock Units shall be replaced with a number of time-based Knowles Restricted Stock Units as calculated pursuant to Section 5.3(b)(i), based on the number of shares of Dover Common Stock that would be payable upon the settlement of such units upon target-level achievement of the performance goals (and any units not subject to conversion will be forfeited).

(iii) Except as provided in Section 5.3(b)(ii), each Knowles Restricted Stock Unit shall be subject to the same terms, vesting conditions, issuance dates and method of distribution and other terms and conditions that were in effect immediately prior to the Effective Time for the corresponding Dover Restricted Stock Unit. With respect to each Knowles Restricted Stock Unit, Knowles shall give each Knowles Employee full service credit for such Knowles Employee’s service with either Party or any of its respective Subsidiaries or Affiliates prior to the Effective Time to the same extent such service was recognized with respect to the corresponding Dover Restricted Stock Unit immediately prior to the Effective Time.

5.4 General. All of the adjustments described in this Article 5 shall be effected in accordance with Sections 424 and 409A of the Code, to the extent subject thereto.

5.5 Non-US Grants/Awards. In making the adjustments as described in this Article 5, the Parties shall use commercially reasonable efforts to preserve, at and after the Effective Time, the value and tax treatment accorded each equity award granted to non-U.S. employees under the Dover Equity-Based Plans.

5.6 Approval of Plan. Prior to the Effective Time, Dover shall cause Knowles to adopt the Knowles Long Term Incentive Plan.

5.7 Administration. Each of Dover and Knowles shall establish an appropriate administration system in order to handle exercises and delivery of shares in an orderly manner and provide reasonable levels of service for equity award holders.

5.8 Registration. The Parties shall use commercially reasonable efforts to maintain effective registration statements with the Commission with respect to the awards described in this Article 5, to the extent any such registration statement is required by applicable Law.

5.9 No Effect on Subsequent Awards. The provisions of this Article 5 shall have no effect on the terms and conditions of equity and equity-based awards granted following the Distribution Date by Dover or Knowles.

5.10 Individual Agreements. Except for the Individual Agreements set forth on Schedule A, attached hereto, as of the Plan Separation Date, Knowles shall, or shall cause a member of the Knowles Group to assume, and shall thereafter perform, each Individual Agreement with a Knowles Employee, or if such assumption cannot be effected, Knowles shall use its reasonable best efforts to enter into a successor agreement with the Knowles Employee providing substantially identical terms and conditions of employment.

ARTICLE VI

GENERAL AND ADMINISTRATIVE

6.1 Sharing of Participant Information. To the maximum extent permitted under applicable Law, Dover and Knowles shall share, and shall cause the members of its respective Group to share, with each other and their respective agents and vendors all participant information reasonably necessary for the efficient and accurate administration of each of the Dover Plans and the Knowles Plans. Dover and Knowles and their respective authorized agents shall, subject to applicable laws on confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party or any member of its Group, to the extent necessary for such administration. Until the Plan Separation Date, all participant information shall be provided in the manner and medium applicable to Participating Companies in the Dover Plans generally, and thereafter until the time at which the Parties subsequently determine, all participant information shall be provided in a manner and medium that are compatible with the data processing systems of Dover as in effect as of the Plan Separation Date, unless otherwise agreed to by Dover and Knowles.

6.2 Non-Termination of Employment; No Third Party Beneficiaries. No provision of this Agreement or the Separation Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any future, present, or former employee of a member of the Dover Group or the Knowles Group under any Dover Plan or Knowles Plan or otherwise. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude any member of the Knowles Group, at any time after the Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Knowles Plan, any benefit under any Knowles Plan or any trust, insurance policy or funding vehicle related to any Knowles Plan; and except as expressly provided in this Agreement, nothing in this Agreement shall preclude any member of the Dover Group, at any time after the Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Dover Plan, any benefit under any Dover Plan or any trust, insurance policy or funding vehicle related to any Dover Plan.

6.3 Audit Rights with Respect to Information Provided. Each of Dover and Knowles, and their duly authorized representatives, shall have the right to conduct reasonable audits with respect to all information provided to it by the other Party. The Parties shall cooperate to determine the procedures and guidelines for conducting audits under this Section 6.3, which shall require reasonable advance notice by the auditing party. The auditing Party shall have the right to make copies of any records at its expense, subject to applicable Law.

6.4 Fiduciary Matters. Dover and Knowles each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other party for any Liabilities caused by the failure to satisfy any such responsibility.

6.5 Consent of Third Parties. If any provision of this Agreement is dependent on the consent of any Third Party (such as a vendor or Governmental Entity) and such consent is withheld, Dover and Knowles shall use commercially reasonable efforts to implement the applicable provisions of this Agreement to the full extent practicable. If any provision of this Agreement cannot be implemented due to the failure of such Third Party to consent, Dover and Knowles shall negotiate in good faith to implement the provision in a mutually satisfactory manner. The phrase “commercially reasonable efforts” as used herein shall not be construed to require the incurrence of any non-routine or unreasonable expense or liability or the waiver of any right.

6.6 Subsequent Transfers of Employment. To the extent that the employment of any individuals transfers between any member of the Dover Group and any member of the Knowles

Group in the twenty four (24) month period following the Distribution Date, the Parties shall use their reasonable efforts to effect the provisions of this Agreement with respect to the compensation and benefits of such individuals following such transfer, it being understood that (i) it may not be possible to replicate the effect of such provisions under such circumstances and (ii) neither Dover nor Knowles shall be bound by the provisions of this Section 6.6 to assume any Liabilities or transfer any Assets. Notwithstanding to foregoing, for compensation subject to the provisions of Section 409A of the Code, any such subsequent transfer shall be a separation from service from the applicable employer for purposes of such compensation, and the consequences of such separation from service shall be determined in accordance with the terms of the applicable plan or agreement.

ARTICLE VII

MISCELLANEOUS

7.1 Complete Agreement. This Agreement, the Separation Agreement and the other Ancillary Agreements, and the exhibits, schedules and annexes hereto and thereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any conflict between the terms and conditions of the body of this Agreement and the terms and conditions of any Schedule, the terms and conditions of such Schedule shall control.

7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, executed by an original signature.

7.3 Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

7.4 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been duly given or made on the next Business Day) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.4):

If to Dover:

Dover Corporation 3005 Highland Parkway Downers Grove, Illinois 60515
Attention:	General Counsel
Facsimile:	630-743-2671

If to Knowles:

Knowles Corporation 1151 Maplewood Drive Itasca, Illinois 60143 Attn: General Counsel Facsimile: 630-250-0575

7.5 Termination. Notwithstanding any provision to the contrary, this Agreement may be terminated at any time prior to the Effective Time if the Separation Agreement is terminated. In the event of such termination, this Agreement shall become void and no Party, nor any of its officers and directors shall have any liability to any other Party or any other Person. After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

7.6 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

7.7 Assignment; No Third-Party Beneficiaries. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors (by merger, acquisition of assets or otherwise) and permitted transferees and assigns to the same extent as if such successors or permitted transferees and assigns had been an original party to the Agreement. Notwithstanding the foregoing, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided, that (x) a Party may assign any or all of its rights and obligations under this Agreement to any of its Affiliates, but no such assignment shall release the assigning Party from any liability or obligation under this Agreement and (y) a Party may assign this Agreement in whole in connection with a bone fide third party merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets, and upon the effectiveness of such assignment under this clause (y) the assigning Party shall be released from all of its obligations under this Agreement if the surviving entity of such merger or the transferee of such Assets shall agree in writing, in form and substance reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto. This Agreement is for the sole benefit of the Parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, (i) is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall confer any right to employment or continued employment for any period or terms of employment, (iii) be interpreted to prevent or restrict the Parties from modifying or terminating any Knowles Plan or Dover Plan or the employment or terms of employment of any Knowles Employee or Dover Employee or (iv) shall establish, modify or amend any Knowles Plan or Dover Plan covering a Knowles Participant, Dover Participant, any Individual Agreements, collective bargaining agreements, national collective bargaining agreements, or the terms and conditions of employment applicable to a Knowles Employee or a Dover Employee.

7.8 Successors. This Agreement shall be binding on and inure to the benefit of any successor by merger, acquisition of assets, or otherwise, to any of the parties hereto, to the same extent as if such successor had been an original party to this Agreement.

7.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws, and not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.

7.10 Consent to Jurisdiction. Subject to the provisions of Article VIII of the Separation Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York (the “New York Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article VIII of the Separation Agreement or for provisional relief to prevent irreparable harm, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth in Section 7.4 shall be effective service of process for any action, suit or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 7.10. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

7.11 Dispute Resolution. The resolution of any dispute between the Parties with respect to this Agreement shall be governed by the provisions of the Separation Agreement with respect to the resolution of disputes, including, without limitation, the provisions of Article VIII of the Separation Agreement.

7.12 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, subject to Section 7.11 it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Article VIII of the Separation Agreement, (ii) provisional or temporary injunctive relief in accordance therewith in any New York Court, and (iii) enforcement of any such award of an arbitral tribunal or a New York Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

7.13 Amendment. No provision of this Agreement may be amended or modified except by a written instrument signed by each of the Parties. No waiver by any Party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

7.14 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context re-quires, (ii) references to the terms Article, Section, paragraph, clause, Exhibit and Schedule are references to the Articles, Sections, paragraphs, clauses, Exhibits and Schedules of this Agreement unless otherwise specified, (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits here-to, (iv) references to “$” shall mean U.S. dollars, (v) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified, (vi) the word “or” shall not be exclusive, (vii) references to “written” or “in writing” include in electronic form, (viii) provisions shall apply, when appropriate, to successive events and transactions, (ix) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement, (x) Dover and Knowles have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement, and (xi) a reference to any Person includes such Person’s successors and permitted assigns.

7.15 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

7.16 Schedules. The Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

7.17 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantee the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any entity that becomes a Subsidiary or Affiliate of such Party on and after the date hereof.

7.18 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

DOVER CORPORATION

By:
Name:
Title:

KNOWLES CORPORATION

By:
Name:
Title:

Schedule A

1.	Executive Severance Agreement by and between Dover Corporation and David Wightman, dated as of February 21, 2000.